Exhibit 99.1

ASCENA RETAIL GROUP ANNOUNCES NEW CHIEF FINANCIAL OFFICER

SUFFERN, N.Y.—(BUSINESS WIRE)—Jan. 8, 2013— Ascena Retail Group, Inc. (NASDAQ: ASNA) today announced that Dirk Montgomery has accepted the position of Executive Vice President and Chief Financial Officer, effective January 16, 2013. Montgomery succeeds Armand Correia, who will be retiring after 21 years with the organization.

David Jaffe, President and CEO of the Ascena Retail Group, commented, “On behalf of our entire organization, I’d like to personally thank Armand for his 21 years of service to Ascena. His stewardship was instrumental in delivering market-leading rates of growth and return for our shareholders, particularly over the last decade. We are excited to welcome Dirk to our team, and are confident that his leadership, expertise and experience will enable us to continue building upon this record of achievement.”

Dirk Montgomery was most recently Executive Vice President and Chief Value Chain Officer of Bloomin’ Brands, Inc., a publicly-traded operator of leading global restaurant brands including Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Inc., and Fleming’s Prime Steakhouse, generating approximately $4 billion in annual revenues. Prior to that position, he served as Chief Financial Officer of Bloomin’ Brands for six years.

Prior to joining Bloomin’ Brands in 2005, Mr. Montgomery served in a variety of domestic and international leadership roles in the areas of finance, procurement, strategic planning and operations in the retail and consumer products segments. This included significant experience in financial leadership roles such as Chief Financial Officer of the $9 billion Con Agra Foods Retail Group, as Chief Financial Officer of Express (previously a division of Limited Brands) and in several senior management positions with the Sara Lee Corporation.

Mr. Montgomery began his career at Ernst & Young as an auditor and corporate finance consultant. He has an undergraduate degree in Accountancy from Miami University of Ohio, a CPA from the State of Ohio, and an MBA from the University of Chicago with a concentration in Finance and a specialization in Policy.

Mr. Montgomery commented, “I am very excited to be joining Ascena and share the strong vision the Ascena team has to continue to grow the business and to further extend the Company’s leadership position in the specialty retailing industry. I look forward to the work ahead, including completing the integration projects already underway and, more broadly, to sharing my experience and expertise in developing and implementing a thoughtful and strategic approach to growth and value creation in the years ahead.”

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ: ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women and tween girls, under the Justice, Lane Bryant, maurices, dressbarn and Catherines brands. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,800 stores throughout the United States, Puerto Rico and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.charmingshoppes.com, www.shopjustice.com, www.lanebryant.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.cacique.com, www.figis.com and www.figisgallery.com.

Source: Ascena Retail Group, Inc.

Ascena Retail Group, Inc.

Investor Relations

845-369-4600

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James Palczynski, 203-682-8229

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